UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

April 28, 2015

MAGELLAN HEALTH, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-6639	58-1076937
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

4800 Scottsdale Road, Suite 4400
Scottsdale, Arizona	85251
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 572-6050

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENT OF CERTAIN OFFICERS.

(b) and (e)

On April 28, 2015, Magellan Health, Inc. (the “Company”) entered into an amendment (the “2015 Amendment”) to the Employment Agreement dated August 11, 2008 between the Company and Jonathan N. Rubin (the “Employment Agreement”).  As previously reported, the Company announced on April 29, 2014 that it was moving its corporate headquarters from Avon, Connecticut to Scottsdale, Arizona.  In connection with the move, the Company determined that the position of Chief Financial Officer should be based in Arizona, and Mr. Rubin declined to relocate from Connecticut.  In order to provide for a successful transition from Mr. Rubin to a successor Chief Financial Officer to be recruited and hired by the Company, the Company and Mr. Rubin agreed in an amendment dated April 28, 2014 to the Employment Agreement to a one-year extension to his employment with the Company.  In the 2015 Amendment, the Company and Mr. Rubin agreed to a further extension to his employment through December 31, 2015, unless earlier terminated by mutual agreement, at which time his employment will be considered terminated without cause. The Company continues its search for a Chief Financial Officer to succeed Mr. Rubin.  The 2015 Amendment also includes the following terms:

1.              Mr. Rubin will continue to earn his current base salary and benefits through the date of termination.

2.              Mr. Rubin will receive a bonus for 2015 equal to his target bonus of 75% of base salary, prorated for the portion of 2015 that he remains employed by the Company, payable upon the termination of his employment.

3.              Mr. Rubin is not eligible to receive a grant of equity in 2015.  However, his issued and outstanding stock options and restricted stock units (“RSUs”) that would have vested in March 2016 and March 2017 will be eligible to vest without reference to any continuing employment requirement upon the earlier of his termination or when such stock options or RSUs would have vested in March 2016 and March 2017, provided that the RSUs eligible to vest in March 2016 and March 2017 will remain subject to the Company meeting the earnings per share and return on equity performance hurdles as provided in those RSU awards, and will vest only if those performance hurdles are met either in the year required or in any permitted subsequent year as specified in the RSU award.  All of Mr. Rubin’s stock options that are vested on or prior to the date of termination of his employment will remain exercisable for three (3) years from the date of termination.

4.              In the event of a “Change in Control” of the Company, as defined in his Employment Agreement, prior to the vesting of Mr. Rubin’s stock options and RSUs that would have been eligible to vest in March 2016, those stock options and RSUs will vest on an accelerated basis.  If the Company enters into a Change in Control transaction during his remaining term of employment with the Company, and any agreement regarding such Change in Control transaction provides for the vesting of unvested stock options and RSUs  of other Company employees, all of his outstanding stock options and RSUs at the time when such Change of Control agreement is signed will vest upon completion of the transaction.

5.              Mr. Rubin will receive a discretionary Supplemental Accumulation Plan contribution of 11% of his base salary in March 2016 prorated for the period that he was employed during 2015.

6.              The restrictive covenants contained in Section 7 of the Employment Agreement regarding confidentiality, non-competition, non-solicitation and non-solicitation of employees will extend for a period of one (1) year from the date of termination of employment.

7.              Mr. Rubin will be entitled to severance and other payments after termination of his employment as provided in Section 6(c) of his Employment Agreement, except as provided in Paragraph 2 above with respect to his 2015 bonus.  Under this section of his Employment Agreement, Mr. Rubin is entitled to receive continued base salary for a period of one year after termination.

Item 9.01.  Financial Statements, Pro Forma Financial Information and Exhibits

(a) Financial Statements of business acquired:	Not applicable.

(b) Pro forma financial information:	Not applicable.

(d)  Exhibits:

Exhibit No.	Description
10.1	Amendment to Employment Agreement dated April 28, 2015 between the Company and Jonathan N. Rubin.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGELLAN HEALTH, INC.

Date: April 29, 2015	By:	/s/ Jonathan N. Rubin
Name: Jonathan N. Rubin
Title: Executive Vice President and Chief Financial Officer